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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                             E-STAMP CORPORATION
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                               (Name of Issuer)

                         COMMON STOCK, $.001 PAR VALUE
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                        (Title of Class of Securities)

                                   269154100
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                                (CUSIP Number)

                               DECEMBER 9, 1999
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            (Date of Event Which Requires Filing of this Statement)

                              SSS No. Two Limited
                              c/o Daniel L. Mark
                   Looper, Reed, Mark & McGraw Incorporated
                        1300 Post Oak Blvd., Ste. 2000
                             Houston, Texas  77056
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      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 06698104
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NAME OF REPORTING PERSON
1
          SSS No. Two Limited

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


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CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
2                        (a) [ ]
                         (b) [ ]

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SEC USE ONLY
3

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CITIZENSHIP OR PLACE OF ORGANIZATION
4
          Bahamas

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                                                   SOLE VOTING POWER
                                               5
   NUMBER OF                                       3,151,324

   SHARES                  ------------------------------------------------
                                                   SHARED VOTING POWER
   BENEFICIALLY                                6
                                                   -0-
   OWNED BY
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   EACH                                            SOLE DISPOSITIVE POWER
                                               7
   REPORTING                                       3,151,324

   PERSON                 -------------------------------------------------
                                                   SHARED DISPOSITIVE POWER
   WITH                                        8
                                                   -0-
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         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               9
                                                   3,151,324

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CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
10

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PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          8.06%

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TYPE OF REPORTING PERSON
12
          CO

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Item 1(a) Name of Issuer:

          E-Stamp Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:

          2855 Campus Drive, Ste. 100
          San Mateo, California  94403


Item 2(a) Name of Person Filing:

          SSS No. Two Limited


Item 2(b) Address of Principal Business Office:

          Citibank Building
          Thompson Boulevard
          Nassau, Bahamas

Item 2(c) Citizenship:  Bahamas

Item 2(d) Title of Class of Securities:  Common Stock

Item 2(e) CUSIP Number:  269154100


Item 3    Not Applicable

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Item 4    Ownership

        (a) Amount Beneficially Owned:  3,151,324

        (b) Percent of Class:  8.06%

        (c) Number of shares as to which such person has:

            i)   sole power to vote or to direct the vote
                 3,151,324

            ii)  shared power to vote or to direct the vote
                 -0-

            iii) sole power to dispose or to direct the disposition of
                 3,151,324

            iv) shared power to dispose or to direct the disposition of -0-

Item 5    Ownership of 5% or Less of a Class: Not Applicable.

Item 6    Ownership of More than 5% on Behalf of Another Person: Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable.


Item 8    Identification and Classification of Members of the Group:

          Not Applicable.


Item 9    Notice of Dissolution of the Group:

          Not Applicable.


Item 10   Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    [Remainder of page intentionally blank]


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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              December 16, 1999

                                    SSS NO. TWO LIMITED

                                    Astaire Associates Limited - Director


                                    /s/ Dorothy M. Laing-Hilton
                                    -------------------------------
                                    Dorothy M. Laing-Hilton
                                    Director

                                    Antares Associates Limited - Director


                                    /s/ Rosita Smith-Duvalier
                                    -------------------------------
                                    Rosita Smith-Duvalier
                                    Director

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